As filed with the Securities and Exchange Commission on May 30, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Circuit City Stores, Inc.

(Exact name of registrant as specified in its charter)

Commonwealth of Virginia	54-0493875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9950 Mayland Drive

Richmond, Virginia 23233

(Address of Principal Executive Offices) (Zip Code)

1984 Circuit City Stores, Inc. Employee Stock Purchase Plan

as Amended and Restated Effective October 1, 2002

(Full title of the plan)

W. Alan McCollough

Chairman, President and Chief Executive Officer

Circuit City Stores, Inc.

9950 Mayland Drive

Richmond, Virginia 23233

(Name and address of agent for service)

(804) 527-4000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.50 per share, with attached Rights to purchase Preferred Stock Series E, par value $20.00 per share(1)	2,411,135	$6.48	$15,624,154.80	$1,263.99

(1)	The rights to purchase Series E Preferred Stock will be attached to and trade with shares of Common Stock. Value attributable to such rights, if any, will be reflected in the market price of the shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee as contemplated by Rule 457(c) and 457(h)(1) of the Securities Act of 1933, as amended, and based on the average of the high ($6.71) and low ($6.25) per share sales prices of the Common Stock on the New York Stock Exchange on May 27, 2003.

The securities covered by this registration statement will be offered and sold to eligible employees of the Company and its subsidiaries from time to time under the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan as Amended and Restated Effective October 1, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

Circuit City Stores, Inc. (“Circuit City”), hereby incorporates by reference into this registration statement the documents listed below:

(a)	Circuit City’s Annual Report on Form 10-K (File No. 1-5767) for the fiscal year ended February 28, 2003, filed with the Commission on May 27, 2003;

(b)	Circuit City’s Current Reports on Forms 8-K (File No. 1-5767) filed with the Commission on March 3, 2003, March 10, 2003, March 18, 2003 and April 2, 2003;

(c)	the description of Circuit City’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on January 2, 1997, as amended by Forms 8-A/A filed with the Commission on January 31, 1997, July 8, 1997, April 28, 1998, May 7, 1999, July 20, 2001, July 23, 2001, and October 1, 2002, and as the same may be further amended after the date hereof (File No. 1-5767); and

(d)	the description of the Rights to Purchase Preferred Stock, Series E, contained in the Registration Statement on Form 8-A filed with the Commission on April 28, 1998, as amended by Forms 8-A/A filed with the Commission on May 7, 1999, July 20, 2001, July 23, 2001, and October 1, 2002, and as the same may be further amended after the date hereof (File No. 1-5767).

In addition, all documents filed by Circuit City pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which Circuit City is incorporated permit Circuit City to indemnify its officers and directors against certain liabilities. The Circuit City Amended and Restated Articles of Incorporation, as amended, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of Circuit City as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made a party by reason of his or her being or having been a director or officer of Circuit City, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

Circuit City has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of Circuit City and its subsidiaries against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Circuit City and (2) Circuit City to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Circuit City Stores, Inc. Amended and Restated Articles of Incorporation, effective February 3, 1997, as amended through October 1, 2002, filed with the

Commission as Exhibit 3(i) to Circuit City Stores, Inc.’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2002 (File No. 1-5767), are expressly incorporated herein by this reference.

4.2

Circuit City Stores, Inc. Bylaws, as amended and restated February 18, 2003, filed with the Commission as Exhibit 3(b) to the Circuit City Stores, Inc. Annual Report on Form 10-K (File No. 1-5767) for the fiscal year ended February 28, 2003, filed with the Commission on May 27, 2003, are expressly incorporated herein by this reference.

4.5

Third Amended and Restated Rights Agreement, dated as of October 1, 2002, between Circuit City Stores, Inc. and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.), as Rights Agent, filed as Exhibit 1 to Circuit City Stores, Inc.’s Form 8-A/A filed October 1, 2002 (File No. 1-5767), is expressly incorporated herein by this reference.

5.1	Opinion and Consent of McGuireWoods LLP*

23.1	Consent of KPMG LLP*

23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1)

24.1	Powers of Attorney*

99.1

The 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan as Amended and Restated Effective October 1, 2002, filed as Exhibit 10(q) to the Circuit City Stores, Inc. Annual Report on Form 10-K (File No. 1-5767) for the fiscal year ended February 28, 2003, filed with the Commission on May 27, 2003, is expressly incorporated herein by this reference.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on May 30, 2003.

CIRCUIT CITY STORES, INC.

By:	/s/ PHILIP J. DUNN
Philip J. Dunn Senior Vice President, Treasurer and Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the 30th day of May 2003.

Signature	Title

/s/ W. ALAN MCCOLLOUGH* W. Alan McCollough	Chairman, President, Chief Executive Officer and Director (principal executive officer)

/s/ MICHAEL T. CHALIFOUX* Michael T. Chalifoux	Executive Vice President, Chief Financial Officer and Director (principal financial officer)

/s/ PHILIP J. DUNN Philip J. Dunn	Senior Vice President, Treasurer and Controller (principal accounting officer)

/s/ RONALD M. BRILL* Ronald M. Brill	Director

/s/ CAROLYN H. BYRD* Carolyn H. Byrd	Director

/s/ RICHARD N. COOPER* Richard N. Cooper	Director

/s/ BARBARA S. FEIGIN* Barbara S. Feigin	Director

/s/ JAMES F. HARDYMON* James F. Hardymon	Director

/s/ ROBERT S. JEPSON, JR.* Robert S. Jepson, Jr.	Director

/s/ PAULA G. ROSPUT* Paula G. Rosput	Director

/s/ MIKAEL SALOVAARA* Mikael Salovaara	Director

/s/ CAROLYN Y. WOO* Carolyn Y. Woo	Director

*By:	/s/ W. STEPHEN CANNON
W. Stephen Cannon Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Document

4.1

Circuit City Stores, Inc. Amended and Restated Articles of Incorporation, effective February 3, 1997, as amended through October 1, 2002, filed with the Commission as Exhibit 3(i) to Circuit City Stores, Inc.’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2002 (File No. 1-5767), are expressly incorporated herein by this reference.

4.2

Circuit City Stores, Inc. Bylaws, as amended and restated February 18, 2003, filed with the Commission as Exhibit 3(b) to the Circuit City Stores, Inc. Annual Report on Form 10-K (File No. 1-5767) for the fiscal year ended February 28, 2003, filed with the Commission on May 27, 2003, are expressly incorporated herein by this reference.

4.5

Third Amended and Restated Rights Agreement, dated as of October 1, 2002, between Circuit City Stores, Inc. and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.), as Rights Agent, filed as Exhibit 1 to Circuit City Stores, Inc.’s Form 8-A/A filed October 1, 2002 (File No. 1-5767), is expressly incorporated herein by this reference.

5.1	Opinion and Consent of McGuireWoods LLP*

23.1	Consent of KPMG LLP*

23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1)

24.1	Powers of Attorney*

99.1

The 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan as Amended and Restated Effective October 1, 2002, filed as Exhibit 10(q) to the Circuit City Stores, Inc. Annual Report on Form 10-K (File No. 1-5767) for the fiscal year ended February 28, 2003, filed with the Commission on May 27, 2003, is expressly incorporated herein by this reference.

*	Filed herewith.